Exhibit 99.01
OGE Energy Corp. reports third quarter results
Company narrows utility EPS guidance to $1.79 to $1.83

OKLAHOMA CITY — OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E"), and holder of 25.5 percent limited partner interest and 50 percent general partner interest in Enable Midstream Partners LP (“Enable”), today reported earnings of $1.26 per diluted share for the three months ended September 30, 2021 compared to earnings of $0.89 per diluted share for the third quarter of 2020.
•OG&E, the regulated electric utility, contributed earnings of $1.12 per share in the third quarter, compared with earnings of $1.00 per share in the third quarter last year
•Natural Gas Midstream Operations contributed earnings of $0.15 per share, compared with earnings of $0.05 per share in the third quarter last year
•The holding company reported a loss of $0.01 per share compared to a loss of $0.16 per share in the third quarter of 2020. The holding company's results in the year-ago quarter were impacted by the elimination of a consolidating tax adjustment as a result of the 2020 impairment related to Enable.

“We are very pleased to narrow our 2021 utility earnings per share guidance thanks to strong performance throughout the year,” said Sean Trauschke, OGE Energy Corp. Chairman, President and CEO. “We continue our successful efforts to meet commercial expansion with affordable service. Our focus on customers is delivering great results and creating new opportunities for even more growth in the future.”

Third Quarter 2021
OGE Energy Corp.'s net income was $252 million or $1.26 per share in the third quarter, compared to $177 million or $0.89 per share in the year-ago quarter.

OG&E net income was approximately $224 million or $1.12 per share in the third quarter, compared to $199 million or $1.00 per share in the comparable quarter last year. Higher quarterly results were primarily due to favorable weather and the recovery of increased infrastructure investments supporting customer growth, partially offset by higher depreciation from our infrastructure investments.

Natural Gas Midstream Operations contributed net income to OGE Energy Corp. of $31 million or $0.15 per share in the third quarter, compared to $10 million or $0.05 per share in the same period in 2020. The increase in net income was primarily a result of higher commodity prices and higher natural gas gathering and processing volumes. In addition, Enable Midstream issued cash distributions to OGE Energy Corp. of approximately $18 million in each of the third quarters of 2021 and 2020.

2021 Outlook
The Company narrows its 2021 OG&E earnings guidance to between $1.79 to $1.83 per average diluted share. As indicated in its 2020 Form 10-K, OGE Energy Corp. did not issue 2021 consolidated earnings guidance due to Enable not issuing an earnings outlook as a result of the proposed merger between Enable and Energy Transfer. See OGE Energy Corp.'s 2020 Form 10-K for other key factors and assumptions underlying its 2021 guidance.

Conference Call Webcast
OGE Energy Corp. will host a conference call for discussion of the results on Thursday, November 4, at 8 a.m. CDT. The conference will be available through www.ogeenergy.com. OGE Energy Corp. is the parent company of OG&E, a regulated electric utility with approximately 876,000 customers in Oklahoma and western Arkansas. In addition, OGE Energy Corp. holds a 25.5 percent limited partner interest and a 50 percent general partner interest of Enable Midstream, created by the merger of OGE Energy Corp.'s Enogex LLC midstream subsidiary and the pipeline and field services businesses of Houston-based CenterPoint Energy.

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “objective”, “plan”, “possible”, “potential”, “project”, “target” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies, inflation rates and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms as well as inflation rates and monetary fluctuations; the ability to obtain timely and sufficient rate relief to allow for recovery of items such as capital expenditures, fuel costs, operating costs, transmission costs and deferred expenditures; prices and availability of electricity, coal, natural gas and natural gas liquids (“NGLs”); the timing and extent of changes in commodity prices, particularly natural gas and NGLs, the competitive effects of the available pipeline capacity in the regions Enable serves, and the effects of

Exhibit 99.01
geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable's interstate pipelines; the timing and extent of changes in the supply of natural gas, particularly supplies available for gathering by Enable's gathering and processing business and transporting by Enable's interstate and intrastate pipelines, including the impact of natural gas and NGLs prices on the level of drilling and production activities in the regions Enable serves; business conditions in the energy and natural gas midstream industries, including the demand for natural gas, NGLs, crude oil and midstream services; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; the impact on demand for our services resulting from cost-competitive advances in technology, such as distributed electricity generation and customer energy efficiency programs; technological developments, changing markets and other factors that result in competitive disadvantages and create the potential for impairment of existing assets; factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages, unusual maintenance or repairs; unanticipated changes to fossil fuel, natural gas or coal supply costs or availability due to higher demand, shortages, transportation problems or other developments; environmental incidents; or electric transmission or gas pipeline system constraints; availability and prices of raw materials and equipment for current and future construction projects; the effect of retroactive pricing of transactions in the SPP markets or adjustments in market pricing mechanisms by the SPP; federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws, safety laws or other regulations that may impact the cost of operations or restrict or change the way the Company’s facilities are operated; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyberattacks and other catastrophic events; creditworthiness of suppliers, customers and other contractual parties; social attitudes regarding the utility, natural gas and power industries; identification of suitable investment opportunities to enhance shareholder returns and achieve long-term financial objectives through business acquisitions and divestitures; increased pension and healthcare costs; the impact of extraordinary external events, such as the current pandemic health event resulting from COVID-19, and their collateral consequences, including extended disruption of economic activity in the Company’s markets; potential employee attrition and resultant impact to the Company's business if the proposed new federal regulation regarding a vaccination mandate is deemed to apply to the Company and is implemented in December 2021; costs and other effects of legal and administrative proceedings, settlements, investigations, claims and matters; difficulty in making accurate assumptions and projections regarding future revenues and costs associated with the Company's equity investment in Enable that the Company does not control; Enable’s pending merger with Energy Transfer and the expected timing of the consummation of the merger; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors in the Company's Form 10-K for the year ended December 31, 2020.

Note: Consolidated Statements of Income, Financial and Statistical Data attached.

Exhibit 99.01
OGE ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions except per share data)	2021	2020	2021	2020
OPERATING REVENUES
Revenues from contracts with customers	$848.2	$687.8	$3,033.7	$1,600.2
Other revenues	16.2	14.3	38.7	36.7
Operating revenues	864.4	702.1	3,072.4	1,636.9
FUEL, PURCHASED POWER AND DIRECT TRANSMISSION EXPENSE	330.1	209.1	1,876.9	481.5
OPERATING EXPENSES
Other operation and maintenance	115.4	109.7	343.9	347.2
Depreciation and amortization	108.6	100.5	310.2	292.2
Taxes other than income	25.5	24.8	78.5	76.3
Operating expenses	249.5	235.0	732.6	715.7
OPERATING INCOME	284.8	258.0	462.9	439.7
OTHER INCOME (EXPENSE)
Equity in earnings (losses) of unconsolidated affiliates	41.2	15.8	127.9	(703.8)
Allowance for equity funds used during construction	1.9	1.1	4.8	3.7
Other net periodic benefit expense	(1.6)	(2.0)	(4.3)	(3.5)
Other income	5.6	5.5	14.9	27.0
Other expense	(3.8)	(5.4)	(12.5)	(23.9)
Net other income (expense)	43.3	15.0	130.8	(700.5)
INTEREST EXPENSE
Interest on long-term debt	39.3	38.7	115.5	114.1
Allowance for borrowed funds used during construction	(1.0)	(0.5)	(2.5)	(1.5)
Interest on short-term debt and other interest charges	1.2	1.6	5.8	6.3
Interest expense	39.5	39.8	118.8	118.9
INCOME (LOSS) BEFORE TAXES	288.6	233.2	474.9	(379.7)
INCOME TAX EXPENSE (BENEFIT)	36.1	55.8	56.8	(151.2)
NET INCOME (LOSS)	$252.5	$177.4	$418.1	$(228.5)
BASIC AVERAGE COMMON SHARES OUTSTANDING	200.2	200.1	200.1	200.1
DILUTED AVERAGE COMMON SHARES OUTSTANDING	200.4	200.4	200.3	200.1
BASIC EARNINGS (LOSS) PER AVERAGE COMMON SHARE	$1.26	$0.89	$2.09	$(1.14)
DILUTED EARNINGS (LOSS) PER AVERAGE COMMON SHARE	$1.26	$0.89	$2.09	$(1.14)

Exhibit 99.01
OKLAHOMA GAS AND ELECTRIC COMPANY
FINANCIAL AND STATISTICAL DATA
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in millions)	2021	2020	2021	2020
Operating revenues by classification:
Residential	$374.0	$302.7	$1,131.5	$683.4
Commercial	207.7	160.3	629.6	370.5
Industrial	81.1	60.5	267.5	148.8
Oilfield	68.7	51.1	259.6	129.2
Public authorities and street light	76.4	59.0	238.4	136.2
Sales for resale	0.1	—	0.2	—
System sales revenues	808.0	633.6	2,526.8	1,468.1
Provision for rate refund	—	4.8	—	3.2
Integrated market	17.2	18.0	447.6	33.7
Transmission	30.8	35.0	103.8	109.0
Other	8.4	10.7	(5.8)	22.9
Total operating revenues	$864.4	$702.1	$3,072.4	$1,636.9
MWh sales by classification (In millions)
Residential	3.2	3.0	7.7	7.4
Commercial	2.0	1.9	5.2	4.9
Industrial	1.2	1.1	3.2	3.1
Oilfield	1.1	1.1	3.1	3.2
Public authorities and street light	0.9	0.9	2.3	2.2
System sales	8.4	8.0	21.5	20.8
Integrated market	0.5	0.7	1.2	1.5
Total sales	8.9	8.7	22.7	22.3
Number of customers	876,739	865,259	876,739	865,259
Weighted-average cost of energy per kilowatt-hour (In cents)
Natural gas	4.160	2.137	12.902	1.935
Coal	1.974	1.772	1.901	1.838
Total fuel	3.094	1.927	7.652	1.784
Total fuel and purchased power	3.541	2.299	7.824	2.056
Degree days
Heating - Actual	—	29	2,357	1,980
Heating - Normal	19	19	2,039	2,023
Cooling - Actual	1,337	1,163	1,803	1,745
Cooling - Normal	1,268	1,382	1,850	2,021